Exhibit 99.1
Net Asset Value

We calculate net asset value per share in accordance with valuation policies and procedures that have been approved by our board of directors. Our transactional net asset value (“Transactional Net Asset Value”) is used to determine the price at which we sell and repurchase our shares. Our GAAP net asset value (“GAAP Net Asset Value”) is our net asset value determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The following table provides a breakdown of the major components of our Transactional Net Asset Value as of May 31, 2024 ($ in thousands, except shares):

Components of Transactional Net Asset Value
Investments at fair value (cost of $1,734,795)	$1,818,007
Cash and cash equivalents	966,955
Other assets	9,864
Payable for investments purchased	(349,410)
Other liabilities	(12,975)
Accrued performance participation allocation	(14,422)
Management fee payable	—
Accrued shareholder servicing fees and distribution fees(1)	(1,981)
Transactional Net Asset Value	$2,416,038
Number of outstanding shares	90,505,791

(1) Shareholder servicing fees apply only to Class S, Class U, Class D, Class R-S, Class R-U and Class R-D shares. Distribution fees apply only to Class S, Class U, Class R-S and Class R-U shares. For purposes of Transactional Net Asset Value, we recognize shareholder servicing fees and distribution fees as a reduction to Transactional Net Asset Value on a monthly basis as such fees are accrued. For purposes of GAAP Net Asset Value, we accrue the cost of the shareholder servicing fees and distribution fees, as applicable, for the estimated life of the shares as an offering cost at the time we sell Class S, Class U, Class D, Class R-S, Class R-U and Class R-D shares. As of May 31, 2024, we accrued under GAAP $103,306 of shareholder servicing fees and distribution fees payable to the dealer manager related to the Class R-D and Class R-U shares sold.

The following table provides a breakdown of our total Transactional Net Asset Value and our Transactional Net Asset Value per share by class as of May 31, 2024 ($ in thousands, except shares and per share data):

Transactional Net Asset Value Per Share	Class I Shares	Class R-D Shares	Class R-I Shares	Class R-U Shares	Class F Shares	Class G Shares	Class H Shares	Total
Transactional Net Asset Value	$142	$63,397	$829,644	$1,522,701	$152	$1	$1	$2,416,038
Number of outstanding shares	5,294	2,366,421	30,922,352	57,206,034	5,610	40	40	90,505,791
Transactional Net Asset Value per Share as of May 31, 2024	$26.87	$26.79	$26.83	$26.62	$27.17	$27.17	$27.17

Reconciliation of Transactional Net Asset Value to GAAP Net Asset Value

The following table reconciles GAAP Net Asset Value to our Transactional Net Asset Value ($ in thousands):

May 31, 2024
GAAP Net Asset Value	$2,314,713
Adjustment:
Accrued shareholder servicing fees and distribution fees	$101,325
Transactional Net Asset Value	$2,416,038

Valuation Methodologies and Significant Inputs

The following table presents additional information about valuation methodologies and significant inputs used for portfolio company holdings that are valued at fair value as of May 31, 2024:

		As of May 31, 2024
Valuation Methodology and Inputs	Unobservable Input(s) (1)	Weighted Average (2)	Range
Inputs to market comparables, discounted cash flow and transaction price/other	Illiquidity Discount	7.3%	5.0% - 15.0%
	Weight Ascribed to Market Comparables	24.8%	0.0% - 50.0%
	Weight Ascribed to Discounted Cash Flow	33.6%	0.0% - 75.0%
	Weight Ascribed to Transaction Price/Other	41.6%	0.0% - 100.0%

Market Comparables	Enterprise Value / Forward EBITDA Multiple	14.5x	7.3x - 23.1x

Discounted Cash Flow	Weighted Average Cost of Capital	11.7%	6.6% - 18.2%
	Enterprise Value / LTM EBITDA Exit Multiple	14.3x	8.5x - 23.0x

(1) In determining the inputs, management evaluates a variety of factors including economic conditions, industry and market developments, market valuations of comparable companies, and company-specific developments including exit strategies and realization opportunities. The Company’s manager (the “Manager”) has determined that market participants would take these inputs into account when valuing the investments. “LTM” means Last Twelve Months.

(2) Inputs are weighted based on fair value of the investments included in the range.

The Manager is ultimately responsible for our net asset value calculations.

Valuations involve subjective judgments and may not accurately reflect realizable value. The assumptions above are determined by the Manager and reviewed by our independent valuation advisor. A change in these assumptions or factors would impact the calculation of the value of our assets. For example, assuming all other factors remain unchanged, the changes listed below would result in the following effects on our asset values:

Input	Hypothetical Change	Portfolio Company Values as of May 31, 2024
Weighted Average Cost of Capital	0.25% decrease	+0.68%
	0.25% increase	-0.65%